MANUFACTU RING AND SUPPLY AGREEMENT

BETWEEN APOLLO ELECTRONICS

AND IWALLET CORPORATION

This MANUFACURI NG AND SUPPLY AGREEMENT (this "Agreement') is made and entered into as of the date first written below ("Effective Date") by and between Apollo Electronics Co. Ltd , a company formed under the laws of China ("Apollo") and iWallet Corporation , a California Corporation (the "Company"). Apollo and the Company may sometimes hereinafter be referred to individually as a "party" or jointly as the "parties."

RECITALS:

WHEREAS, the Company develops, manufactures and distributes a hard case wallet, tamper resistance, made of carbon fiber, aluminum and other materials, which opens with a biometric fingerprint reader and which is paired via Bluetooth with a cellular phone, along with similar electronic devices, such as iWallet Slim, iWallet Classic, iPad case and other cases (collectively known as the "Company Products");

WHEREAS, Apollo engages in the business of manufacturing certain electronic products;

WHEREAS, the Company desires that Apollo manufacture, fabricate, assemble and package the

Company Products for the Company and Apollo agrees to manufacture, fabricate, assemble and package the Company Products for the Company; and

WHEREAS, the Company is entering into this Agreement for the purpose of assuring a prompt and regular source for the Company Product and Apollo acknowledges that during the term of this Agreement, the Company will be relying upon Apollo's ability to manufacture and deliver the Company Products I n time and manner provided for herein, so that the Company will have the Company Products in the quantities necessary to fill all orders, which the Company may obtain from its customers.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS.

In addition to the terms defined elsewhere parenthetically in this Agreement, the following words and expressions shall have the meanings set forth below:

1.1.                    "Confidential Information " means any and all information, data, designs, concepts, ideas, processes, methods, techniques, specifications, formulas, compositions, know-how, trade secrets, and improvements of a confidential or proprietary nature disclosed by the Company to Apollo, including without limitation, any of the following with respect to the Company Products, their design, engineering and manufacture: (i) specifications as to the design, engineering and manufacture of the Company Products; (ii) drawings, blueprints, design sheets, bills of materials, material specifications, photographs, Photostats, and similar data and specifications relating to the Company Products or the manufacturing equipment, tools, dies, molds, stamps, jigs or fixtures for any assembly, engineering or manufacture of the Company Products; (iii) customers and customer lists; and (iv) any and all trade secrets.

1.2.                    "Intellectual Property " means: (i) all patent rights and all right, title and interest in and to all patent and applications, whether issued or unissued, and all other US government issued or granted indicia or invention ownership including any reissue, division, continuation or continuation in part applications; (ii) all copyrights and all other literary property and works of authorship and author rights, and all right, title and interest in and to all copyrights, and copyrighted interests; (iii) all trademarks, trade names, service marks and logos, and all rights, title and interest in and to all applications, certifications and registrations therefore;(iv) all mask work rights;(v) all licenses or license rights; and (vi) all rights, title and interest in and to all trade secrets and trade secret rights arising under the common law, state law or United States federal law or the laws of California.

2.	MANUFACTU RI NG.

2.1.                    Manufacture. During the term of this Agreement, Apollo shall manufacture, fabricate, assemble and package the Company Products for the Company according to the purchase orders the Company will submit to Apollo.

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2.2.                    Duty to Manufacture . Apollo shall (a) establish and thereafter maintain sufficient manufacturing capacity to produce the Company Products in quantities sufficient to fill the Company's projected monthly requirement set forth by the Company; (b) use its reasonable efforts to maintain a sufficient level of inventory of the Company Products to fulfill the Company's purchase orders; (c) upon discussions with the Company, buy all raw materials and parts necessary to manufacture such quantities of the Company Products; and (d) upon discussions with the Company, purchase and fabricate any molds, patterns and tooling necessary to manufacture the Company Products.

2.3.                    Tooling. Apollo shall be responsible for routine, periodic, preventive maintenance of the tooling. Apollo is only responsible for the standard life of the tool, all tools can only reach certain life cycle, after that, they need to be replaced and Apollo is not responsible for that. 2) If the tool is left untouched for more than 3 years, Apollo has the right to charge iWallet for the tooling storage fee, or return the tool to iWallet at iWallet's expenses, or discard the tool.

2.4.                    Specifications. Apollo shall manufacture all the Company Products according to the Company's specifications as will first be discussed with the Company, as the Company may amend at its sole discretion by giving Apollo written notice of change and the Company and Apollo shall mutually agree to the timing, scope and nature of the change as well as any related pricing increases or delivery changes.

2.5.                    Cooperation. Apollo shall provide such reasonable information, assistance and cooperation and execute such documents (without incurring any financial cost) as may be necessary for the Company to secure any required FCC approval and for the Company to satisfy any applicable requirements for the use of the Company Products pursuant to the FCC approval. Further, Apollo shall cooperate with the Company and allow quality audits upon reasonable notice and at reasonable times to be conducted to ensure conformance with the FCC approval.

2.6.                    Covenants, Warranties and Representations. Apollo covenants with, and warrants and represents that: (a) the Company Products will be free from defects in materials, fabrication and/or workmanship; (b) all Company Products supplied by Apollo to the Company under this Agreement shall be manufactured in strict compliance with all applicable laws, governmental rules and regulations.

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3.	OBLIGATIONS OF APOLLO.

3.1.                    Timing. Apollo shall comply with all time schedules provided by the Company in an effective and reasonable manner satisfactory to the Company. If Apollo experiences difficulties meeting such time schedules, it shall immediately notify the Company and shall cure any difficulties as will be set in a new time schedule provided by the Company. If Apollo fails to meet the new time schedule then Apollo shall reduce its cost of each of the orders it does not produce within the time schedules by the standard business loan rate of 7.5% in the United States (APR). THE EFFECTIVE TIME SCHEDU LE SHOULD BE NO MORE THAN 8 (EIGHT) WEEKS FROM THE INCEPTION OF THE COMPANY'S PURCHASE ORDER.

3.2.                    Quality Control and Recalls. Apollo shall provide the Company with the quality control measurers it shall use to guarantee that all the Company Products shall pass through its quality control before the Company Products are supplied to any customers. Apollo shall further guarantee that it shall address any Company Product recalls and use quality components that are approved by regulatory entities to service such recalled Company Products.

3.3.                    Changes to the Company Products. Apollo shall first obtain all necessary approvals from the Company before any changes are made to any of the Company Products and before the implementation of the changes are conducted.

3.4.                    Manufacturing Engineering. Apollo shall be responsible for developing and maintaining the manufacturing instructions and processes for the Company Products to ensure a consistent quality product. Such manufacturing instructions and processes shall belong to Apollo.

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3.5.                    Advertising. Apollo shall first obtain the Company's approval on all advertising of the Company Products and shall not market or sell the Company Products without the Company's prior written approval.

4.	OBLIGATIONS OF THE COMPANY.

4.1.                    Tooling Costs. The Company shall pay thirty percent (30%) of the tooling cost upon the execution of this Agreement. The remaining seventy percent (70%) of the tooling cost will be divided equally by Apollo into the manufacturing of five thousand (5,000) units of the Company Products.

The Company shall have 12 months from the Effective Date of this Agreement to place such purchase orders with Apollo to achieve the manufacturing of five thousand (5,000) units of the Company Products. If the Company fails to place such purchase orders, then the Company shall pay Apollo the remaining seventy percent (70%) within 30 days after receiving notification from Apollo. Should the Company choose to cancel or terminate this Agreement after Apollo has completed the tooling, the Company shall pay Apollo the entire too ling cost within 30 days from the cancelation or termination date. This tooling arrangement is only for the first round of tooling already completed; all new tool s or tooling modifications are at Apollo standard terms of 50% with PO and 50% upon completion.

4.2.                    Purchase Orders. Upon placing a purchase order with Apollo, the Company shall pay a forty percent (40%) deposit. Prior to the delivery of the Company Products, the Company shall pay Apollo an additional forty percent (40%). The remaining twenty percent (20%) will be paid to Apollo within 30 days after the Company Products have been received by the Company. New terms in effect for the first three purchase orders are 100% payment with PO, afterward we revert back to terms above.

4.3.                    Payment Terms. Once Apollo has manufactured a total of three thousand (3,000) units of the Company Products, upon placing a purchase order with Apollo, the Company shall pay a fifty percent (50%) deposit and the remaining payment will be paid to Apollo within 30 days after the Company Products have been received by the Company. Once Apollo has manufactured a total of fifteen thousand (15,000) units of the Company Products, upon placing a purchase order with Apollo, the Company shall pay a fifty percent (50%) deposit and the remaining payment will be paid to Apollo within 45 days after the Company Products have been received by the Company. Once Apollo has manufactured a total of fifty thousand (50,000) units of the Company Products, upon placing a purchase order with Apollo, the Company shall pay a fifty percent (50%) deposit and the remaining payment will be paid to Apollo within 60 days after the Company Products have been received by the Company. Once Apollo has manufactured a total of one hundred thousand (100,000) units of the Company Products, the Company shall pay Apollo the total payment of any purchase order within 60 days after the Company Products have been received by the Company.

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4.4.                    Forecast. The Company shall provide Apollo a rolling six (6) month forecast and shall require Apollo to purchase materials prior to manufacturing any Company Products. The Company shall pay Apollo thirty percent (40%) of Apollo's selling price to the Company for Apollo to stock such material. If the material is not used within six (6) months of purchase then the Company shall purchase the material from Apollo at Apollo's cost.

4.5.                    Payment. If the Company is unable to keep any payment schedules it shall first notify Apollo and Apollo shall in good faith provide the Company with additional time that is reasonable to both parties. If the Company fails to meet the new payment schedule then the Company shall be charged a onetime standard business loan rate of 5.0% in China (APR) on the missed payment schedule.

5.	OWNERSHIP OF INTELLECTUAL PROPERTY .

All Intellectual Property shall remain the Company's sole and exclusive property. Apollo warrants and represents that all copyrightable works of authorship, including, without limitation, any code, design, or data, which may be made by Apollo (solely or jointly with others) in connection with the information retained from the Confidential Information are solely owned by the Company and Apollo hereby agrees to assign such innovations to the Company. Apollo further warrants and represents that it shall not disclose any Intellectual Property to any third party without first obtaining written permission from the Company.

6.	NO LICENSE GRANTED.

This Agreement shall not be construed to grant any license or other rights to use the Intellectual Property in any way what so ever except as specified herein.

7.	CONFIDENTIALITY.

This Agreement and all of its terms are confidential, and said confidentiality is of the essence of this Agreement. Accordingly, the parties hereto and their agents, attorneys, advisors, and assigns shall keep confidential and not disclose, publicize, or knowingly permit, authorize, or instigate disclosure or publication of this Agreement or its terms or contents to any person, firm, organization, or entity of any type, whether public or private, for any reason, except to attorneys, accountants and other advisors or as required by law.

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8.	TERMINATION.

8.1.                    Term. This Agreement will begin on the Effective Date and will continue until for a period of 1year, unless terminated earlier in accordance with the provisions hereof. The term shall be extended automatically for additional consecutive terms of 1year each until such term is terminated in accordance with this Section 8.

8.2.                    The Company's Termination for Cause. The Company may terminate this Agreement at any time prior to the expiration of its stated term in the event that:

(a)	Apollo breaches this Agreement;

(b)	Apollo fails to perform any obligations, warranties, duty or responsibilities or is in default with respect to any term or condition undertaken by Apollo under this Agreement; or

(c)	Apollo is merged, acquired, consolidated, sells all or substantially all of its assets, or implements or suffers any substantial change in management or control.

8.3.                    No Damages for Termination or Expiration. NEITHER THE COMPANY NOR APOLLO SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND,INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 8.

9.	GENERAL.

9.1.                    Controlling Law, Jurisdiction and Severability.

This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any suit hereunder will be brought in the federal or state courts in the Southern District of California and Distributor hereby submits to the personal jurisdiction thereof. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

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9.2.                    No Solicitation.

Apollo shall not in any way or form solicit the Company's customers without the prior written consent of the Company. Further, Apollo shall not in any way or form contact directly or indirectly any of the Company's customers or distributors without the Company's prior written consent.

9.3.	Assignment.

Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Apollo without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Company, and its respective permitted assigns and successors in interest.

9.4.	Headings.

The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.5.	Amendment.

No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

9.6.	Entire Agreement.

This Agreement constitutes the complete and exclusive agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter.

9.7.	Notices.

Any notice permitted or required by this Agreement shall be sent by certified mail with return receipt requested to the parties at the following respective addresses. Notice shall be deemed to have been given upon actual receipt.

The Company : iWallet Corporation

Attention: Mr.Steve Cabouli, President

7968 Arjons Drive, Unit D San Diego, California 92126

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Apollo: Apollo Electronics Co. Ltd.

Attention: Mr.Anthony Pai, General Manager

Lanpu Industrial Area E Jiuzhu Road Zhuhai, China 519070

9.8.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date specified below.

Dated:	iWallet Corporation By: /s/ Steve Cabouli Steve Cabouli Title: President
Dated: 2013-08-23	Appolo Electronics By: /s/ Anthony Pai Anthony Pai Title: General Manager

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